Exhibit 4.9

CENVEO CORPORATION
(f/k/a MAIL-WELL I CORPORATION)

the GUARANTORS named in Schedule I hereto

and

U.S. BANK NATIONAL ASSOCIATION,
as Trustee

NINTH SUPPLEMENTAL INDENTURE
Supplementing the Indenture of February 4, 2004

Dated as of December 21, 2010

7⅞% SENIOR SUBORDINATED NOTES DUE 2013

THIS NINTH SUPPLEMENTAL INDENTURE, dated as of December 21, 2010, is among Cenveo Corporation, a Delaware corporation (f/k/a Mail-Well I Corporation) (the “Company”), the Guarantors (as defined herein) listed on Schedule I hereto (each a “Guarantor” and collectively the “Guarantors”), and U.S. Bank National Association, as trustee (the “Trustee”).

WHEREAS, in connection with the issuance by the Company of its 7⅞% Senior Subordinated Notes due 2013 (the “Notes”), in the aggregate principal amount of $320,000,000, the Company and the Trustee entered into an indenture dated as of February 4, 2004 (as supplemented by the First Supplemental Indenture dated as of June 21, 2006, the Second Supplemental Indenture dated as of August 11, 2006, the Third Supplemental Indenture dated as of March 7, 2007, the Fourth Supplemental Indenture dated as of July 9, 2007, the Fifth Supplemental Indenture dated as of August 30, 2007, the Sixth Supplemental Indenture dated as of April 16, 2008, the Seventh Supplemental Indenture dated as of August 20, 2008 and the Eighth Supplemental Indenture dated as of October 15, 2009, the “Indenture”); and

WHEREAS, Section 9.01 of the Indenture provides that the Company, the Guarantors and the Trustee may amend or supplement the Indenture and the Notes without the consent of any holder of any outstanding Notes; and

WHEREAS, the Company has authorized the execution and delivery of this Ninth Supplemental Indenture; and

WHEREAS, all things necessary to make this Ninth Supplemental Indenture a valid agreement of the Company, the Guarantors and the Trustee have been done.

NOW THEREFORE, WITNESSETH, that, for and in consideration of the premises, and in order to comply with the terms of Section 4.15 and Article Nine of the Indenture, the Company agrees with the Guarantors and the Trustee as follows:

ARTICLE 1.
ADDITION OF GUARANTORS

SECTION 1.01.	ADDITIONAL GUARANTORS

Effective as of the Operative Date (as hereinafter defined), in accordance with the terms of the Indenture, each of CMS Gilbreth Packaging Systems, Inc. and Impaxx, Inc. (collectively, the “Additional Guarantors”) hereby agrees (a) to become a Guarantor in respect of the Notes and the other obligations of the Company guaranteed by the Guarantors pursuant to Article 11 of the Indenture, with the same force and effect as if it were an original party to the Indenture in such capacity, (b) that each reference in the Indenture to a “Guarantor” shall also mean and be a reference to such Additional Guarantor, and (c) to be obligated and bound by all the terms, provisions and covenants under the Indenture (including, without limitation, Article 11 thereof) which are binding on a Guarantor.

The obligations of the Additional Guarantors to the Holders of the Notes and to the Trustee pursuant to the Note Guarantee are expressly subordinated to the extent set forth in Article 10 of the Indenture and reference is hereby made to the Indenture for the precise terms of such subordination.

ARTICLE 2.
MISCELLANEOUS

SECTION 2.01.	OPERATIVE DATE

This Ninth Supplemental Indenture is effective when executed (the “Operative Date”).

SECTION 2.02.	COUNTERPART ORIGINALS

The parties may sign any number of copies of this Ninth Supplemental Indenture.  Each signed copy shall be an original, but all of them together shall constitute the same agreement.

SECTION 2.03.	GOVERNING LAW

This Ninth Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York, without regard to its conflicts of laws principles.

SECTION 2.04.	TRUSTEE’S DISCLAIMER

The recitals contained herein shall be taken as the statements of the Company, and the Trustee assumes no responsibility for their correctness.  The Trustee makes no representation as to the validity or sufficiency of this Ninth Supplemental Indenture.

IN WITNESS WHEREOF, the parties hereto have caused this Ninth Supplemental Indenture to be duly executed, all as of the date and year first written above.

CENVEO CORPORATION

By:         /s/ Mark S. Hiltwein
Name:    Mark S. Hiltwein
Title:      Chief Financial Officer

EACH ENTITY LISTED ON SCHEDULE I HERETO

By:         /s/ Mark S. Hiltwein
Name:    Mark S. Hiltwein
Title:      Chief Financial Officer

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:         /s/ Susan Freedman
Name:    Susan Freedman
Title:      Vice President

NINTH 7⅞% SUPPLEMENTAL INDENTURE

SCHEDULE I

SCHEDULE OF SUBSIDIARY GUARANTORS

        Cenveo, Inc.
        Discount Labels, LLC
        Cenveo Alberta Finance LP
        Cenveo Government Printing, Inc.
        Cenveo Services, LLC
        Cenveo McLaren Morris & Todd Company
        Cenveo Commercial Ohio, LLC
        Cenveo Resale Ohio, LLC
        Cenveo Omemee LLC
        Colorhouse China, Inc.
        CRX JV, LLC
        CRX Holding, Inc.
        Rx Technology Corp.
RX JV Holding, Inc.
PC Ink Corp.
Printegra Corporation
Cadmus Printing Group, Inc.
Washburn Graphics, Inc.
Cadmus Journal Services, Inc.
Cadmus Financial Distribution, Inc.
Cadmus Technology Solutions, Inc.
Garamond/Pridemark Press, Inc.
Cadmus Delaware, Inc.
Cadmus UK, Inc.
Expert Graphics, Inc.
Cadmus Marketing Group, Inc.
Cadmus Direct Marketing, Inc.
Cadmus Interactive, Inc.
Cadmus Marketing, Inc.
Cadmus/O’Keefe Marketing, Inc.
Old TSI, Inc.
Cadmus Investments, LLC
Port City Press, Inc.
Science Craftsman Incorporated
Cadmus International Holdings, Inc.
CDMS Management, LLC,
Vaughan Printers Inc.
VSUB Holding Company
Madison/Graham ColorGraphics, Inc.
Madison/Graham ColorGraphics Interstate Services, Inc.
Commercial Envelope Manufacturing Co., Inc.
Berlin & Jones Co., LLC
Heinrich Envelope, LLC
Cenveo CEM, LLC

Cenveo CEM, Inc.
CNMW Investments, Inc.
Rex Corporation
136 Eastport Road, LLC
Lightning Labels, LLC
Nashua Corporation
Nashua International, Inc.
CMS Gilbreth Packaging Systems, Inc.
Impaxx, Inc.